EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL WINS APPEAL TO
THE UNITED STATES COURT OF APPEALS FOR THE SECOND CIRCUIT

New York, NY – June 20, 2013 - Lazare Kaplan International Inc. (the “Company”) today announced that the United States Court of Appeals for the Second Circuit issued a Summary Order vacating the judgment of the District Court and remanding the case for further proceedings.

On December 23, 2011, the Company filed suit in the United States District Court, Southern District of New York, against KBC Bank N.V. (“KBC”) and Antwerp Diamond Bank N.V. (“ADB”) under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and state law.

On September 5, 2012, the District Court granted motions made by the banks dismissing the Company’s complaint pursuant to the doctrine of forum non conveniens.

On September 6, 2012, the Company filed a notice of appeal to the United States Court of Appeals for the Second Circuit.

On June 20, 2013 the United States Court of Appeals for the Second Circuit issued a Summary Order vacating the judgment of the District Court and remanding the case back to the District Court for further proceedings.

Leon Tempelsman, President of LKI, stated “We are gratified by the Second Circuit’s decision to remand the Company’s RICO and state law claims to the Southern District of New York”.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

The information provided in this release includes forward-looking statements, including, without limitation, statements regarding the Company’s RICO lawsuit. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.